UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 26, 2011

Johnson & Johnson
(Exact name of registrant as specified in its charter)

Commission File Number:  01-3215

New Jersey	22-1024240
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza,
 New Brunswick, New Jersey  08933
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 26, 2011, Johnson & Johnson, Samson Acquisition Corp. and Synthes, Inc. (“Synthes”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Concurrently with the execution of the Merger Agreement, Hansjörg Wyss, Synthes’ founder and chairman of the board, Ms. Amy Wyss, the AW 2010 GRAT and the Wyss 1989 Distributive Trust (collectively, the “Shareholders”), entered into a Voting Agreement with Johnson & Johnson (the “Voting Agreement”).

Merger Agreement

The Merger Agreement provides for a business combination whereby Samson Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson, will merge with and into Synthes (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and Synthes will continue as the surviving corporation in the Merger.

At the effective time of the Merger, each share of Synthes common stock (other than Dissenting Shares (as defined in the Merger Agreement) and any shares of Synthes common stock held in the treasury of Synthes) shall be converted into the right to receive (i) CHF 55.65 in cash, without interest, and (ii) a number of shares of Johnson & Johnson common stock with a value (based upon the volume weighted average trading prices of Johnson & Johnson common stock for the 10 trading days ending 2 trading days prior to the closing (calculated based on the World Market Fix rate for each of the trading days in this period)) of CHF103.35 (collectively, the “Merger Consideration”), so long as the volume weighted average trading price per share of Johnson & Johnson’s common stock during this period is within the range of CHF 52.54 and CHF 60.45.  Outside of this range, each share of Synthes common stock will be converted into the right to receive a combination of (i) CHF 55.65 in cash, without interest, and (ii) a fixed number of shares of Johnson & Johnson common stock equal to 1.7098, if the volume weighted average trading price is above the range, and 1.9672, if the volume weighted average trading price is below the range.

Outstanding Synthes stock options at the time of the closing will be cancelled and converted into the right to receive the cash equivalent of the Merger Consideration, less any applicable exercise price.

The Merger is subject to the approval of Synthes stockholders. In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, approval by the European Commission and regulatory approval in certain other jurisdictions, as well as other customary closing conditions.

Johnson & Johnson and Synthes have made customary representations, warranties and covenants in the Merger Agreement, including Synthes making covenants (i) to call, give notice of, convene and hold a special meeting of Synthes’ stockholders for the purpose of obtaining the adoption of the Merger Agreement; (ii) subject to certain exceptions, that the Synthes board of directors will recommend to Synthes’ stockholders that they adopt the Merger Agreement; and (iii) not to solicit alternative transactions or, subject to certain exceptions, to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction.

The Merger Agreement contains certain termination rights for both Johnson & Johnson and Synthes, and further provides that, upon termination of the Merger Agreement under certain circumstances, (i) Synthes may be obligated to pay Johnson & Johnson a termination fee of $650 million and (ii) Johnson & Johnson may be obligated to pay Synthes a termination fee of $650 million.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Voting Agreement

On April 26, 2011, concurrently with and as a condition to Johnson & Johnson’s willingness to enter into the Merger Agreement, Johnson & Johnson and the Shareholders entered into the Voting Agreement.  Pursuant to the Voting Agreement, the Shareholders agree to vote shares representing approximately 37.5% of the outstanding shares of Synthes common stock in favor of, among other things, the adoption of the Merger Agreement and against, among other things, any competing proposal or competing transaction; except that, if the Synthes board of directors changes its recommendation that Synthes stockholders adopt the Merger Agreement, the Shareholders are only required to vote shares representing not less than 33% of the outstanding Synthes common stock in favor of the adoption of the Merger Agreement.

In addition, the Shareholders have agreed not to (i) subject to certain exceptions, transfer their shares of Synthes common stock and (ii) solicit alternative transactions or enter into discussions concerning, or provide confidential information in connection with, any alternative transaction.

The Voting Agreement will terminate upon the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms.

A copy of the Voting Agreement is attached hereto as Exhibit 2.2 and is incorporated herein by reference.  The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 26, 2011, among Johnson & Johnson, Samson Acquisition Corp. and Synthes, Inc.

2.2	Voting Agreement, dated as of April 26, 2011, among Johnson & Johnson, Hansjörg Wyss, Ms. Amy Wyss, the AW 2010 GRAT and the Wyss 1989 Distributive Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)

Date: May 2, 2011	By:	/s/ Douglas K. Chia
Name: Douglas K. Chia
Title: Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 26, 2011, among Johnson & Johnson, Samson Acquisition Corp. and Synthes, Inc.

2.2	Voting Agreement, dated as of April 26, 2011, among Johnson & Johnson, Hansjörg Wyss, Ms. Amy Wyss, the AW 2010 GRAT and the Wyss 1989 Distributive Trust.